Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:     Ingo Bank, Senior Vice President and Chief Financial Officer
Jill Baker, Corporate Vice President of Investor Relations
+1-781-434-4118

PAREXEL INTERNATIONAL REPORTS FOURTH QUARTER AND FISCAL YEAR 2014 RESULTS

Fourth Quarter Fiscal Year 2014 Results (compared to Fourth Quarter Fiscal Year 2013)

•	10.2% growth in consolidated service revenue to $510.6 million

•	GAAP operating margin of 11.5%; adjusted operating margin of 11.2% (up 260 basis points)

•	GAAP diluted earnings per share of $0.70 grew 34.6%; adjusted earnings per share of $0.65 grew 30.0%

•	Net new business wins of $592.5 million; net book-to-bill ratio of 1.16; backlog at $5.0 billion

Fiscal Year 2014 Results (compared to Fiscal Year 2013)

•	11.8% growth in consolidated service revenue to $1.94 billion

•	GAAP and adjusted operating margin of 10.3% (adjusted operating margin up 230 basis points)

•	GAAP diluted earnings per share of $2.25 grew 39.8%; adjusted earnings per share of $2.17 grew 28.4%

•	Net new business wins of $2.21 billion; net book-to-bill ratio of 1.14; backlog up 8.6%

•	Operating cash flow of $287.2 million

Boston, MA, August 6, 2014 - PAREXEL International Corporation (NASDAQ: PRXL) today reported financial results for the fourth quarter and Fiscal Year 2014, which ended on June 30, 2014.

In commenting on the results of the quarter and Fiscal Year, Mr. Josef H. von Rickenbach, PAREXEL’s Chairman and Chief Executive Officer, stated, “The fourth quarter’s financial results capped a strong fiscal year for PAREXEL. For the full year, we again drove record service revenue which increased by almost 12% from the prior year, with all business segments contributing to the positive results. In the quarter, 10.4% of the previous quarter’s backlog converted to revenue. On a quarterly average basis for the year, backlog conversion was 10.2%. We also exceeded our profitability improvement targets, increasing adjusted operating margin to 11.2% in the quarter and to 10.3% for the full fiscal year, which were records on both fronts. The successful execution of operational efficiency programs, an improved labor mix, and further leverage of low cost countries drove notable gross margin improvement in the Clinical Research Services and PAREXEL Informatics businesses, leading to solid operating margin expansion during the Fiscal Year. I would like to recognize and thank our 15,600 employees who delivered high levels of customer service and enabled us to meet our financial goals and commitments. We achieved these results while concurrently making strategic investments to help meet our longer term goals, and returning cash to shareholders through a $150 million stock buyback program.”

Mr. von Rickenbach continued, “The market for our services remains attractive, and we are proud to continue to be one of the world’s leading biopharmaceutical services companies. We moved into the new fiscal year with positive momentum, supported by a strong backlog and market position, and a healthy business development pipeline. Our priorities for Fiscal Year 2015 include further building upon our leadership position in the industry, delivering high quality service to our clients, and continuing to foster a high performance culture focused on innovation. At the same time we expect to achieve solid revenue growth accompanied by continued improvement in operating profitability and increased earnings per share. We are also actively working on the implementation of a revised long-term tax strategy aimed at enhancing shareholder value. We expect to achieve our Fiscal Year 2015 objectives while also making investments in our businesses in an effort to continuously improve the products and services that we offer to our clients, thereby positioning us for sustained growth.”

Fourth Quarter Fiscal Year 2014 Results
For the three months ended June 30, 2014 PAREXEL’s consolidated service revenue increased by 10.2% to $510.6 million compared with $463.1 million in the prior year period. The positive impact from foreign currency exchange rate movements on revenue in the quarter was $4.0 million. The recent acquisition of the HERON Group contributed approximately $3.8 million to revenue in the quarter, and revenue from HERON in the fourth quarter of Fiscal Year 2013 contributed $2.2 million. On a constant currency, same store basis, revenue growth was 9.1% year-over-year. Operating income as reported under Generally Accepted Accounting Principles (GAAP) totaled $58.8 million, or 11.5% of service revenue, in the fourth quarter of Fiscal Year 2014, as compared with $38.3 million, or 8.3% of service revenue, in the comparable quarter of the prior year. GAAP net income for the quarter totaled $40.1 million, or $0.70 per diluted share, compared with GAAP net income of $30.0 million, or $0.52 per diluted share for the quarter ended June 30, 2013. GAAP diluted earnings per share grew 34.6% year-over-year.

The financial results of the June quarter in the current and prior year period each included items outside of the Company’s normal operations, as detailed in the financial charts within this press release. The numbers in this paragraph are adjusted and exclude the impact of these items. Operating income in the fourth quarter of Fiscal Year 2014 was $57.2 million, or 11.2% of service revenue. Operating income in the fourth quarter of Fiscal Year 2013 was $39.7 million, or 8.6% of service revenue. Net income was $37.5 million, or $0.65 per diluted share in the quarter ended June 30, 2014, and was $29.0 million, or $0.50 per diluted share in the quarter ended June 30, 2013. Earnings per share grew 30.0% year-over-year.

On a segment basis, service revenue for the fourth quarter of Fiscal Year 2014 was $385.6 million in Clinical Research Services (CRS), $55.2 million in PAREXEL Consulting (PC), and $69.8 million in PAREXEL Informatics (PI).

Fiscal Year 2014 Results
On a GAAP basis for the full fiscal year ended June 30, 2014, consolidated service revenue was $1.939 billion versus $1.734 billion in the prior year, a year-over-year increase of 11.8%. Excluding the positive impact from foreign currency exchange rate movements of approximately $5.3 million in Fiscal Year 2014, and approximately $31.8 million of revenue from the LIQUENT and HERON acquisitions, and $2.6 million of revenue in Fiscal Year 2013 from acquisitions, revenue growth was 9.8% year-over-year. For Fiscal Year 2014, GAAP operating income was $199.5 million, or 10.3% of consolidated service revenue, compared with GAAP Fiscal Year 2013 operating income of $136.1 million, or 7.8% of consolidated service revenue. GAAP operating income increased 46.6% year-over-year. Net income on a GAAP basis for Fiscal Year 2014 was $129.1 million, or $2.25 per diluted share, compared with GAAP net income of $96.0 million, or $1.61 per diluted share, in Fiscal Year 2013. On a GAAP basis, net income in the current year increased by 34.5%, and earnings per diluted share increased by 39.8% year-over-year.

The numbers in this paragraph are adjusted and exclude the impact of items outside of the Company’s normal operations for Fiscal Year 2014 and Fiscal Year 2013, as detailed in the attached financial tables in both periods. Operating income was $200.1 million, or 10.3% of consolidated service revenue in Fiscal Year 2014, compared with operating income of $138.9 million, or 8.0% of consolidated service revenue, in Fiscal Year 2013. On this basis, operating income in Fiscal Year 2014 increased 44.0% year-over-year. Net income in Fiscal Year 2014 was $124.8 million, or $2.17 per diluted share, compared with net income of $100.5 million, or $1.69 per diluted share, in Fiscal Year 2013. Net income in the current fiscal year increased by 24.2% and earnings per diluted share increased by 28.4% year-over-year.

On a segment basis, service revenue for Fiscal Year 2014 was $1.455 billion in CRS, $216.2 million in PC, and $267.9 million in PAREXEL Informatics, Inc.

New Business and Backlog
Backlog at the end of June 2014 was $5.0 billion, an increase of 8.6% year-over-year. The reported backlog included gross new business wins in the fourth quarter of $736.3 million, cancellations of $143.8 million, and a negative impact from foreign currency exchange rates of $1.2 million. The net book-to-bill ratio was 1.16 in the quarter.

Share Repurchase Program
On June 16, 2014, the Company announced a $150 million Accelerated Share Repurchase program. During June, the Company used $150 million of cash on hand and borrowings under its credit facility, and received an initial allotment of approximately 2.3 million shares. The Company expects to receive additional shares once the program is completed, which is expected to be prior to the end of this calendar year. The repurchase resulted in a positive impact on earnings per share of less than $0.01 in the fourth quarter of Fiscal Year 2014 and in Fiscal Year 2014. The repurchased shares were cancelled and returned to the status of authorized and unissued shares.

Forward-looking Guidance
The Company issued forward-looking guidance for the first quarter of Fiscal Year 2015 (ending September 30, 2014) and increased the lower end of its prior revenue and EPS guidance for Fiscal Year 2015 as detailed in the chart below. The guidance takes into account a number of factors, including recent foreign currency exchange rates, tax rates, and the Company’s updated overall outlook.

The Company’s guidance is:

	Guidance Issued 8/06/14	Guidance Issued 6/24/14
Q1 FY 2015 Revenue	$497 - $503 million	N/A
Q1 FY 2015 GAAP EPS	$0.55 - $0.59	N/A

FY 2015 Revenue	$2.130 - $2.150 billion	$2.120 - $2.150 billion
FY 2015 GAAP EPS	$2.57 - $2.75	$2.51 - $2.75

Additional Information
In addition to the financial measures prepared in accordance with GAAP, the Company uses certain non-GAAP financial measures. The Company believes that presenting the non-GAAP financial measures contained in this press release assists investors and others in gaining a better understanding of its core operating results and future prospects, especially when comparing such results to previous periods or forecasted guidance, because such measures exclude items that are outside of the Company’s normal operations and/or, in certain cases, are difficult to forecast accurately for future periods. Management uses non-GAAP financial measures, in addition to the measures prepared in accordance with GAAP, as the basis for measuring the Company’s core operating performance and comparing such performance to that of prior periods and to the performance of its competitors for the same reasons stated above. Such measures are also used by management in its financial and operating decision-making. Non-GAAP financial measures are not meant to be considered superior to or a substitute for the Company’s results of operations prepared in accordance with GAAP.

A conference call to discuss PAREXEL’s Fourth Quarter and Fiscal Year 2014 earnings, business, and financial outlook will begin at 10:00 a.m. ET on Thursday, August 7, 2014 and will be broadcast live over the internet via webcast. The webcast may be accessed in the “IR Calendar” portion of the main page of the Investors section of the Company’s website at www.PAREXEL.com. Users should follow the instructions provided to assure that the necessary audio applications are downloaded and installed. A replay of this webcast will be archived on the website approximately two hours after the call and will continue to be accessible for approximately one year following the live event. To participate via telephone, dial +1 (408) 940-3886 and ask to join the PAREXEL International Fourth Quarter and Fiscal Year 2014 earnings conference call.

A presentation of Fourth Quarter and Fiscal Year 2014 results, as well as certain trended financial information, may be found in the Investors section of the Company’s website under the “Financial Information” section, in a report titled “Additional Financials”.

About PAREXEL International

PAREXEL International Corporation is a leading global biopharmaceutical services organization, providing a broad range of knowledge-based contract research, consulting, medical communications, and technology solutions and services to the worldwide pharmaceutical, biotechnology and medical device industries. Committed to providing solutions that expedite time-to-market and peak-market penetration, PAREXEL has developed significant expertise across the development and commercialization continuum, from drug development and regulatory consulting to clinical pharmacology, clinical trials management, medical education and reimbursement. PAREXEL Informatics, Inc. provides advanced technology solutions, including medical imaging, to facilitate the clinical development process. Headquartered near Boston, Massachusetts, PAREXEL operates in 79 locations in 51 countries around the world, and has approximately 15,560 employees. For more information about PAREXEL International visit www.PAREXEL.com.

PAREXEL, PAREXEL Informatics, Perceptive, Perceptive MyTrials, and “Your Journey. Our Mission.” are trademarks or registered trademarks of PAREXEL International Corporation or its affiliates.

This release contains “forward-looking” statements regarding future results and events, including, without limitation, statements regarding expected financial results, future growth and customer demand. For this purpose, any statements contained herein that are not statements of historical fact may be deemed forward-looking statements. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “intends,” “appears,” “estimates,” “projects,” “will,” “would,” “could,” “should,” “targets,” and similar expressions are also intended to identify forward-looking statements. The forward-looking statements in this release involve a number of risks and uncertainties. The Company’s actual future results may differ significantly from the results discussed in the forward-looking statements contained in this release. Important factors that might cause such a difference include, but are not limited to, risks associated with: actual operating performance; actual expense savings and other operating improvements resulting from recent and anticipated restructurings; the loss, modification, or delay of contracts which would, among other things, adversely impact the Company’s recognition of revenue included in backlog; the Company’s dependence on certain industries and clients; the Company’s ability to win new business, manage growth and costs, and attract and retain employees; the Company’s ability to complete additional acquisitions, and to integrate newly acquired businesses including the recent acquisitions of LIQUENT, Inc. and HERON Group Ltd., Inc., or enter into new lines of business; the impact on the Company’s business of government regulation of the drug, medical device and biotechnology industry; consolidation within the pharmaceutical industry and competition within the biopharmaceutical services industry; the potential for significant liability to clients and third parties; the potential adverse impact of health care reform; and the effects of foreign currency exchange rate fluctuations and other international economic, political, and other risks. Such factors and others are discussed more fully in the section entitled “Risk Factors” of the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2014 as filed with the Securities and Exchange Commission on May 2, 2014, which “Risk Factors” discussion is incorporated by reference in this press release. The Company specifically disclaims any obligation to update these forward-looking statements in the future. These forward-looking statements should not be relied upon as representing the Company’s estimates or views as of any date subsequent to the date of this press release.

PAREXEL International Corporation
Consolidated Condensed Statement of Operations
(Unaudited)

	Three Months Ended		Years Ended
(in thousands, except per share data)	June 30, 2014	June 30, 2013	June 30, 2014	June 30, 2013
Service revenue	$510,595	$463,128	$1,939,360	$1,734,442
Reimbursement revenue	74,529	63,730	326,982	261,524
Total revenue	585,124	526,858	2,266,342	1,995,966
Costs and expenses:
Direct costs	328,328	314,890	1,279,178	1,207,536
Reimbursable out-of-pocket expenses	74,529	63,730	326,982	261,524
Selling, general and administrative	102,758	88,831	379,800	318,806
Depreciation	17,528	17,157	66,376	63,187
Amortization	3,569	3,981	14,952	9,999
Restructuring benefit	(370)	(59)	(444)	(1,209)
Total costs and expenses	526,342	488,530	2,066,844	1,859,843
Income from operations	58,782	38,328	199,498	136,123
Other expense, net	(2,601)	397	(11,637)	(2,973)
Income before income taxes	56,181	38,725	187,861	133,150
Provision for income taxes	16,109	8,684	58,767	37,178
Effective tax rate	28.7%	22.4%	31.3%	27.9%
Net income	$40,072	$30,041	$129,094	$95,972

Earnings per common share:
Basic	$0.71	$0.53	$2.28	$1.64
Diluted	$0.70	$0.52	$2.25	$1.61
Shares used in computing earnings per common share:
Basic	56,534	56,719	56,504	58,388
Diluted	57,450	57,822	57,477	59,447

Balance Sheet Information	Preliminary
(in thousands)	June 30, 2014	June 30, 2013
Billed accounts receivable, net	$497,108	$457,155
Unbilled accounts receivable, net	225,514	248,219
Deferred revenue	(466,964)	(408,336)
Net receivables	$255,658	$297,038

Cash and marketable securities	$283,812	$274,164
Working capital	$350,900	$403,229
Total assets	$1,834,000	$1,779,624
Short-term borrowings	$12,501	$20,399
Long-term debt	$337,500	$427,500
Stockholders' equity	$577,681	$538,946

PAREXEL International Corporation
Reconciliation of Non-GAAP Measures
Certain Line Items
(Unaudited)

(in thousands, except per share data)	Three Months Ended				Three Months Ended
	June 30, 2014				June 30, 2013
	GAAP Measure	Adjustments		Non-GAAP Measure	GAAP Measure	Adjustments		Non-GAAP Measure
Selling, general and administrative	$102,758	$1,190	(a)	$103,948	$88,831	$(1,424)	(d)	$87,407
Restructuring benefit	$(370)	$370	(b)	$—	$(59)	$59	(b)	$—
Income from operations	$58,782	$(1,560)		$57,222	$38,328	$1,365		$39,693
Other expense, net	$(2,601)	$—		$(2,601)	$397	$—		$397
Income before income taxes	$56,181	$(1,560)		$54,621	$38,725	$1,365		$40,090
Provision for income taxes	$16,109	$1,022	(c)	$17,131	$8,684	$2,365	(e)	$11,049
Net income	$40,072	$(2,582)		$37,490	$30,041	$(1,000)		$29,041
Diluted earnings per common share	$0.70	$(0.05)		$0.65	$0.52	$(0.02)		$0.50
Effective tax rate	28.7%			31.4%	22.4%			27.6%

(a) Adjustments for legal settlements and acquisition and integration related charges, including the revaluation of HERON earn-out contingent consideration liability
(b) Decrease in facility-related charges associated with restructuring plans
(c) Tax effect on non-GAAP adjustments, and a $1.3 million adjustment due to reserve release
(d) Adjustment for legal settlements and acquisition and integration related charges
(e) Tax effect on non-GAAP adjustments and a $2.1 million adjustment due to state valuation allowance release

PAREXEL International Corporation
Reconciliation of Non-GAAP Measures
Certain Line Items
(Unaudited)

(in thousands, except per share data)	Year Ended				Year Ended
	June 30, 2014				June 30, 2013
	GAAP Measure	Adjustments		Non-GAAP Measure	GAAP Measure	Adjustments		Non-GAAP Measure
Selling, general and administrative	$379,800	$(1,046)	(a)	$378,754	$318,806	$(4,027)	(e)	$314,779
Restructuring benefit	$(444)	$444	(b)	$—	$(1,209)	$1,209	(b)	$—
Income from operations	$199,498	$602		$200,100	$136,123	$2,818		$138,941
Other expense, net	$(11,637)	$(196)	(c)	$(11,833)	$(2,973)	$(302)	(f)	$(3,275)
Income before income taxes	$187,861	$406		$188,267	$133,150	$2,516		$135,666
Provision for income taxes	$58,767	$4,707	(d)	$63,474	$37,178	$(2,001)	(g)	$35,177
Net income	$129,094	$(4,301)		$124,793	$95,972	$4,517		$100,489
Diluted earnings per common share	$2.25	$(0.08)		$2.17	$1.61	$0.08		$1.69
Effective tax rate	31.3%			33.7%	27.9%			25.9%

(a) Adjustments for legal settlements and acquisition and integration related charges, including the revaluation of HERON earn-out contingent consideration liability
(b) Decrease in facility-related charges associated with restructuring plans
(c) Recovery from final bankruptcy settlement on previously impaired investment
(d) Tax effect on non-GAAP adjustments, and a $4.3 million adjustment due to reserve release
(e) Adjustment for legal settlements and acquisition and integration related charges
(f) Adjustment includes $0.4 million gain on facility sale previously impaired and $0.1 million in accelerated amortization of deferred financing fees related to credit facility modification
(g) Tax effect on non-GAAP adjustments; a tax expense for one-time adjustments to deferred tax assets, a net $2.7 million expense due to changes in interest, penalties and a valuation allowance in a foreign jurisdiction, and a $2.6 million adjustment due to state valuation allowance release

PAREXEL International Corporation
Segment Information
(Unaudited)

	Three Months Ended	Three Months Ended
(in thousands)	June 30, 2014	June 30, 2013
Clinical Research Services (CRS)
Service revenue	$385,604	$343,435
% of total service revenue	75.5%	74.2%
Gross profit	$124,198	$96,385
Gross margin % of service revenue	32.2%	28.1%

PAREXEL Consulting Services (PC)
Service revenue	$55,235	$54,288
% of total service revenue	10.8%	11.7%
Gross profit	$25,458	$21,897
Gross margin % of service revenue	46.1%	40.3%

PAREXEL Informatics (PI)
Service revenue	$69,756	$65,405
% of total service revenue	13.7%	14.1%
Gross profit	$32,611	$29,956
Gross margin % of service revenue	46.8%	45.8%

Total service revenue	$510,595	$463,128
Total gross profit	$182,267	$148,238
Gross margin % of service revenue	35.7%	32.0%

Revenue by Geography
The Americas	$260,503	$228,364
Europe, Middle East & Africa	184,832	173,885
Asia/Pacific	65,260	60,879
Total service revenue	$510,595	$463,128

Quarterly Supplemental Financial Data
Service revenue	$510,595	$463,128
Reimbursement revenue	74,529	63,730
Investigator fees	133,206	122,027
Gross revenue	$718,330	$648,885

Days sales outstanding	32	42

Capital expenditures	$22,855	$30,988

PAREXEL International Corporation
Segment Information
(Unaudited)

	Year Ended	Year Ended
(in thousands)	June 30, 2014	June 30, 2013
Clinical Research Services (CRS)
Service revenue	$1,455,279	$1,303,569
% of total service revenue	75.0%	75.2%
Gross profit	$445,210	$347,056
Gross margin % of service revenue	30.6%	26.6%

PAREXEL Consulting Services (PC)
Service revenue	$216,184	$202,524
% of total service revenue	11.1%	11.7%
Gross profit	$91,498	$81,570
Gross margin % of service revenue	42.3%	40.3%

PAREXEL Informatics (PI)
Service revenue	$267,897	$228,349
% of total service revenue	13.9%	13.1%
Gross profit	$123,474	$98,280
Gross margin % of service revenue	46.1%	43.0%

Total service revenue	$1,939,360	$1,734,442
Total gross profit	$660,182	$526,906
Gross margin % of service revenue	34.0%	30.4%

Revenue by Geography
The Americas	$970,894	$866,998
Europe, Middle East & Africa	709,137	624,010
Asia/Pacific	259,329	243,434
Total service revenue	$1,939,360	$1,734,442